ASSET PURCHASE AGREEMENT

AGREEMENT, dated as of October 9, 2009 among Beyond Commerce, Inc, a Nevada corporation with offices at 9029 South Pecos Road, Suite 2800, Henderson, NV 89074 (the “Company”), along with its wholly-owned subsidiary, LocalAdLink, Inc., a Nevada corporation, with offices at  9029 South Pecos Road, Suite 2800, Henderson, NV 89074 (the “Sub”) ( collectively, the "Seller") and OmniReliant Holdings, Inc., a Nevada corporation with offices at 14375 Myerlake Circle, Clearwater, FL 33760 ("Purchaser) (each, a “Party” and, collectively, the “Parties”).

RECITALS

A.           Seller is engaged in the business of certain internet related services and software.

B.           Purchaser desires to acquire certain assets from Seller.

C.           Seller desires to sell the same to Purchaser.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements herein set forth, the parties hereto hereby agree as follows:

1.   Sale of Asset.  Subject to the terms and conditions of this Agreement, at the closing under this Agreement (the "Closing"), Seller shall sell, convey, assign, transfer and deliver to Purchaser, and Purchaser shall purchase, acquire and accept from Seller all right, title, and interest in and to Seller’s assets, patents and properties used in, useful to and/or relating to the Software (as defined below), which shall include (but not be limited to) the following (the "Asset"):

1.1
Software.  The LocalAdLink Software (“LAL”), including source codes, as updated, the LAL name rights, and the LAL trademark, as well as any additional third party codes that has been modified or integrated into the source codes to enable the business process operations of LAL, including but not limited to the domain URL assets (the "Software").

1.2
Records.  All creative materials, advertising and promotional materials, marketing materials, conference materials, database materials, supplier lists, equipment repair, maintenance or service records, and all other printed or written materials whether written or electronically stored or otherwise recorded, as they relate to the Software.

It is expressly understood that Purchaser shall not assume, pay or be liable for any liability or obligation of Seller of any kind or nature at any time existing or asserted, whether, known, unknown, fixed, contingent or otherwise, not specifically assumed herein by Purchaser.

2.  Purchase Consideration.  In consideration of the purchase and sale of the Asset, Purchaser shall (i) surrender and forgive certain debt evidenced by original discount secured convertible debentures held in the name of the Purchaser and issued by the Company (the “Surrendered Debentures”) in the aggregate amount of Four Million Dollars ($4,000,000) and (ii) return for cancellation associated warrants (the “Surrendered Warrants”).  The principal amount of the Surrendered Debentures will be reduced by $4,000,000, as set forth in more detail on Schedule 2.1. Additionally, on the Closing Date, the Purchaser agrees to amend the maturity date of the Surrendered Debentures and the remaining original issue discount secured convertible debentures (which collectively will have a principal balance of $1,623,323)  by an additional twelve (12) months from the date hereof at a ten percent (10%) interest rate (the “Purchase Consideration”).

3.  Reserved.

4. Closing.

4.1          Place and Time.  The Closing shall take place at the offices of Sichenzia Ross Friedman Ference LLP, 61 Broadway, 32nd Floor New York, New York 10006, on the date as set forth above  or at such other time or place as Purchaser and Seller may mutually agree as may be evidenced by their effecting the Closing (the "Closing Date").

4.2          Deliveries by Seller.  At the Closing Seller shall deliver the following to the Purchaser:

(a)           The Asset

(b)           Such deeds, bills of sale, assignments and other instruments of conveyance and transfer, and such powers of attorney, as shall be effective to vest in Purchaser title to or other interest in, and the right to full custody and control of, the Asset, free and clear of all liens, charges, encumbrances and security interests whatsoever.

(c.) Source code and domain related Asset to be placed in escrow with the following vendor prior to closing: http://www.ironmountain.com/ipm/escrow/

(d)           All other documents, certificates, instruments or writings reasonably required by Purchaser to be delivered by Seller at or prior to the Closing pursuant to this Agreement.

4.3          Deliveries by Purchaser.  At the Closing, Purchaser shall deliver the following to the Seller:

(a)           the Purchase Consideration in the form of a Surrendered Debentures and the Surrendered Warrants.

4.4          Proceedings.  All proceedings which shall be taken and all documents which shall be executed and delivered by the parties on the Closing Date shall be deemed to have been taken and executed simultaneously, and no proceeding shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered.

4.5          Conditions to Purchaser's Obligations.  The obligations of Purchaser to effect the Closing shall be subject to the satisfaction at or prior to the Closing of the following conditions, any one or more of which may be waived by Purchaser:

(a)           The Seller will obtain executed waivers from any and all creditors that hold a security interest in the Asset, waiving such security interest and approving the filing of a UCC-3 Financing Statement amending their security interest to remove the Asset therefrom;

(b)           The Seller will have filed or caused to be filed UCC-3 Financing Statement(s) deleting the Asset from any and all UCC-1 Financing Statements previously filed which may have included the Asset as part of a security interest to third party secured creditors.

(c)            The Company (i) has entered into a Stock Purchase Agreement with Zurvita Holdings, Inc. pursuant to which Zurvita Holdings, Inc. agrees to purchase 8,000,000 shares of the Seller's common stock, in installments, at a price of $0.10 per share (for a total of $800,000), and (ii) has purchased a minimum of 3,000,000 of such shares concurrently with the Closing.

(d) There shall not be in effect any injunction, order or decree of a court of competent jurisdiction that prohibits or delays consummation of any or all of the transactions contemplated in this Agreement nor shall any proceeding seeking any of the foregoing have been commenced.

(e)             The representations and warranties of Company and the Sub, respectively, as set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made at such time.

(f)             Seller shall have performed and complied in all material respects with the agreements contained in this Agreement required to be performed and complied with by it prior to or at the Closing.

(g)             Purchaser shall have received a certificate to the effect set forth in clauses (a), (b), (c), (d), (e) and (f) above signed by the Secretary of the Company and the Sub, respectively, except that Section (c) herein shall only apply to the Company.

4.6          Conditions to Seller's Obligations.  The obligations of Seller to effect the Closing shall be subject to the satisfaction at or prior to the Closing of the following conditions, any one or more of which may be waived by Seller:

(a)             There shall not be in effect any injunction, order or decree of a court of competent jurisdiction that prohibits or delays the consummation of any or all of the transactions contemplated herein nor shall any proceeding seeking any of the foregoing have been commenced.

(b)             The representations and warranties of Purchaser, set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made at such time.

(c)Purchaser shall have performed and complied in all material respects with the agreements contained in this Agreement required to be performed and complied with by it prior to or at the Closing.

(d)           Seller shall have received a certificate to the effect set forth in clauses (a), (b) and (c) above signed by the Secretary of Purchaser.

5.  Representations and Warranties of Seller.  The Company and the Sub, jointly and severally hereby represent and warrant to the Purchaser that as follows:

5.1          Organization and Good Standing.  Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Seller has full power and authority to own its properties and to carry on its business as it is now being conducted. Seller is duly qualified to transact business and is in good standing in each jurisdiction wherein the nature of the business done or the property owned, leased or operated by it requires such qualification, except where the failure to be so qualified would not have a material adverse effect on the business, operations, properties, prospects, liabilities, results of operations, Asset or condition (financial or otherwise) of Seller.  True, correct and complete copies of Seller’s certificate of incorporation and bylaws and all amendments thereto have been delivered to Purchaser. The minutes and records of the Seller that have been made available to Purchaser and are true, correct and complete in all material respects.

5.2  Corporate Authority, No Conflicts.

(a)           Seller has the right, power, authority and capacity to execute and deliver this Agreement and to perform its obligations under this Agreement.

(b)           Neither the execution, delivery or performance of this Agreement by Seller nor the consummation by Seller of the transactions contemplated hereby will, directly or indirectly (with or without notice or lapse of time or both):

(i)           contravene, conflict with or result in a violation or breach of (A) any provision of the organizational documents of Seller, (B) any resolution adopted by the Board of Directors, or any committee thereof, or the owner of Seller, (C) any legal requirement or any governmental order to which Seller or any of the properties or assets owned or used by Seller may be subject, or (D) any authorization, license or permit of any governmental authority, including any private investigatory license or other similar license, which is held by Seller or that otherwise relates to the business of, or any of the assets owned or used by Seller;

(ii)           result in a violation or breach of or constitute a default, give rise to a right of termination, cancellation or acceleration, create any entitlement to any payment or benefit or require the consent or approval of or any notice to or filing with any third party under any contract to which Seller is a party or to which it  or its properties or assets may be bound, or require the consent or approval of or any notice to or filing with any governmental authority to which the Seller or its properties or assets may be subject; or

(iii)           result in the imposition or creation of any encumbrance upon or with respect to any of the properties or assets owned or used by Seller.

5.3          Compliance with Law; Governmental Authorizations.  To the best of Seller’s knowledge, Seller is in compliance with all federal, state and local laws, authorizations, licenses and permits of any governmental authority and all governmental orders affecting the business, operations, properties or Asset of Seller, including federal, state and local: (i) Occupational Safety and Health Laws; (ii) private investigatory and other similar laws; (iii) the Fair Credit Reporting Act and similar state and local laws; and (iv) laws regarding or relating to trespass or violation of privacy rights.  Seller has not been charged with violating, nor to the knowledge of Seller, threatened with a charge of violating, nor, to the knowledge of Seller, is Seller under investigation with respect to a possible violation of any provision of any federal, state or local law relating to any of its respective businesses, operation, properties or Asset.

5.4          Effect of Agreement.  This Agreement has been duly executed and delivered by Seller and constitutes, and such other agreements and instruments to be executed by Seller pursuant hereto, when so duly executed and delivered, will constitute, legal, valid and binding obligations of Seller, enforceable in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other similar laws relating to or affecting the rights of creditors generally and by general equity principles (regardless of whether such enforcement is considered in a proceeding in equity or at law).

5.5          Title to Asset.  After giving effect to the transactions contemplated by this Agreement, Purchaser will have good and valid title to the Asset, free and clear of all, liens, encumbrances, restrictions, security interests, mortgages, and claims (including any related to duty or customs).

5.6          Broker's Fees.  Seller has not employed any broker or finder or incurred any liability for any broker's or finder's fees or commissions in connection with this Agreement or the transactions contemplated herein.

5.7          Noncontravention.  Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Purchaser is subject or any provision of its charter or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Purchaser is a party or by which it is bound or to which any of its asset is subject. The Purchaser does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

5.8          Intellectual Property.

(a)           The Seller owns or has the right to use pursuant to license, sublicense, agreement or permission all intellectual property necessary or desirable for the operation of the Asset as presently conducted and as presently proposed to be conducted (the “Intellectual Property”).  Each item of the Intellectual Property owned or used by the Seller as it relates to the Asset immediately prior to the Closing hereunder will be owned by the Purchaser on identical terms and conditions immediately subsequent to the Closing hereunder.  The Seller has taken all necessary and desirable action to maintain and protect each item of Intellectual Property that it owns or uses.

(b)           To the knowledge of the Seller, Seller has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and none of the directors and officers (and employees with responsibility for Intellectual Property matters) of the Seller has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation or violation (including any claim that the Seller must license or refrain from using any Intellectual Property rights of any third party).  To the knowledge of any of the directors and officers (and employees with responsibility for Intellectual Property matters) of the Seller, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Seller.

(c)           Schedule 5.8 identifies each patent or registration which has been issued to the Seller with respect to the Intellectual Property, identifies each pending patent application or application for registration which any of the Seller has made with respect to the Intellectual Property, and identifies each license, agreement, or other permission which the Seller has granted to any third party with respect to the Intellectual Property (together with any exceptions). The Seller has delivered to the Purchaser correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to date) and has made available to the Purchaser correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. Schedule 5.8 also identifies each trade name or unregistered trademark used by the Seller in connection with any of its businesses. With respect to each item of Intellectual Property required to be identified in Schedule 5.8:

(i)	the Seller possesses all right, title, and interest in and to the item, free and clear of any Security Interest, license, or other restriction;

(ii)	the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(iii)
no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the knowledge of the directors and officers (and employees with responsibility for Intellectual Property matters) of the Seller is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

(iv)	the Seller has never agreed to indemnify any person or entity for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

Schedule 5.8 identifies each item of Intellectual Property that any third party owns and that the Seller uses pursuant to license, sublicense, agreement, or permission. The Seller has delivered to the Purchaser correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in Schedule 5.8;

(i)	the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

(ii)
the license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

(iii)
no party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

(iv)	no party to the license, sublicense, agreement, or permission has repudiated any provision thereof;

(v)	with respect to each sublicense, the representations and warranties set forth in subsections (A) through (D) above are true and correct with respect to the underlying license;

(vi)	the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(vii)
no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the knowledge of the the directors and officers (and employees with responsibility for Intellectual Property matters) of the Seller is threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and

(viii)	the Seller has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

5.9        Assets.  The Asset being sold hereunder does not represent 100% of the property and assets of the Seller and as such, approval of the shareholders of the Seller representing at least a majority of the voting power is not required.

5.10      Disclosure.  No representation or warranty by Seller in this Agreement, nor in any certificate, schedule or exhibit delivered or to be delivered pursuant to this Agreement contains or will contain any untrue statement of material fact, or omits or will omit to state a material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

5.11      Liabilities.  Obligations of any pre-existing liabilities of the Seller prior to the sale of Asset remain the obligation of the Seller.

5.12      No Material Adverse Change.  Since the date of the Seller’s latest SEC filings, there has not been a material adverse change in the business, except as set forth on Schedule 5.12.

           5.13      Reserved.

5.14      Condition and Sufficiency of Asset. The Asset is in good operating condition and repair, and is adequate for the uses to which it is being put, and the Asset is not in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The Asset is sufficient for the continued conduct of its business after the Closing in substantially the same manner as conducted prior to the Closing.

5.15      Legal Proceedings.  There is no pending claim, action, investigation, arbitration, litigation, suit or other proceeding (“Proceeding”):

(a)  that has been commenced by or against the Seller or that otherwise relates to or may affect the business of, or any of the properties or assets owned, held or used by, the Seller; or

(b)  that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated hereby.

To the knowledge of the Seller, (A) no such Proceeding has been threatened, and (B) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding.

6.  Reserved.

7. Representations and Warranties of Purchaser.  Purchaser hereby represents and warrants to Seller as follows:

7.1          Organization and Good Standing.  Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.   Purchaser has full corporate power and authority to own its properties and to carry on its business as it is now being conducted.  Purchaser is duly qualified to transact business and is in good standing in each jurisdiction wherein the nature of the business done or the property owned, leased or operated by it requires such qualification, except where the failure to be so qualified would not have a material adverse effect on the business, operations, properties, prospects, liabilities, results of operations, assets or condition (financial or otherwise) of Purchaser.

7.2    Corporate Authority, No Conflicts.

(a)           Purchaser has the right, power, authority and capacity to execute and deliver this Agreement and to perform its obligations under this Agreement.

(b)           Neither the execution, delivery or performance of this Agreement by Purchaser nor the consummation by Purchaser of the transactions contemplated hereby will, directly or indirectly (with or without notice or lapse of time or both):

(i)           contravene, conflict with or result in a violation or breach of (A) any provision of the organizational documents of Purchaser, (B) any resolution adopted by the Board of Directors, or any committee thereof, or the owner of Purchaser, (C) any legal requirement or any governmental order to which Purchaser or any of the properties or assets owned or used by Purchaser may be subject, or (D) any authorization, license or permit of any governmental authority, including any private investigatory license or other similar license, which is held by Purchaser or that otherwise relates to the business of, or any of the assets owned or used by Purchaser;

(ii)           result in a violation or breach of or constitute a default, give rise to a right of termination, cancellation or acceleration, create any entitlement to any payment or benefit or require the consent or approval of or any notice to or filing with any third party under any contract to which Purchaser is a party or to which it  or its properties or assets may be bound, or require the consent or approval of or any notice to or filing with any governmental authority to which the Purchaser or its properties or assets may be subject; or

(iii)           result in the imposition or creation of any encumbrance upon or with respect to any of the properties or assets owned or used by Purchaser.

7.3           No Undisclosed Liabilities.  Purchaser has no material liabilities or obligations of any nature (whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the its financial statements filed with the Securities and Exchange Commission and current liabilities incurred in the ordinary course of business since the date of the therefrom, which current liabilities are consistent with the representations and warranties contained in this Agreement and will not, individually or in the aggregate, have a material adverse effect on the business, operations, properties, prospects, liabilities, results of operations, assets or condition (financial or otherwise) of Purchaser.

7.4           Taxes.  Purchaser has properly and timely filed all federal, state and local Tax returns and has paid all Taxes, assessments and penalties due and payable. All such Tax returns were complete and correct in all respects as filed, and no claims have been assessed with respect to such returns. The provisions made for Taxes on the balance sheet of the Purchaser included in the financial statements of the Purchaser which have been filed with the Securities and Exchange Commission are sufficient in all respects for the payment of all Taxes whether disputed or not that are due or are hereafter found to have been due with respect to the conduct of the business of the Purchaser up to and through the date of such financial statements. There are no present, pending, or threatened audit, investigations, assessments or disputes as to Taxes of any nature payable by the Purchaser, nor any Tax liens whether existing or inchoate on any of the assets of the Purchaser, except for current year Taxes not presently due and payable. The federal income Tax returns of the Purchaser have never been audited. No IRS or foreign, state, county or local Tax audit is currently in progress. The Purchaser has not waived the expiration of the statute of limitations with respect to any Taxes. There are no outstanding requests by the Purchaser for any extension of time within which to file any Tax return or to pay Taxes shown to be due on any Tax return. Other than with respect to the Purchaser, the Purchaser is not liable for Taxes of any other person or entity or is currently under any contractual obligation to indemnify any person or entity with respect to Taxes or is a party to any Tax sharing agreement or any other agreement providing for payments by the Purchaser with respect to Taxes.

For purposes of this Agreement, the term “Tax” shall mean any United States federal, national, state, provincial, local or other jurisdictional income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, estimated, alternative or add-on minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge imposed by any governmental authority, together with any interest or penalty imposed thereon.

7.5           Effect of Agreement.  This Agreement has been duly executed and delivered by Purchaser and constitutes, and each other agreement, document or instrument to be executed by Purchaser pursuant hereto, when so duly executed and delivered, will constitute, legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other similar laws relating to or affecting the rights of creditors generally and by general equity principles (regardless of whether such enforcement is considered in a proceeding in equity or at law).

7.6           Knowledge.  Purchaser's determination with respect to entering into this Agreement was based solely on the knowledge of its officers and directors and the representations and warranties made by Seller herein.  Purchaser has not relied on any representations or warranties of any Seller or any agent of any Seller, whether implied or otherwise, other than those expressly made by Seller in this Agreement, in making its determination to enter into and consummate this Agreement.

7.7           Broker's Fees.  Purchaser has not employed any broker or finder or incurred any liability for any broker's or finder's fees or commissions in connection with this Agreement or the transactions contemplated herein.

8.           Pre-Closing Covenants.

8.1           Transition.  This Agreement is subject to a full and timely transition of the LAL operations, technology platform and associated LAL representatives to the Purchaser and its licensees.  “Transition” is defined, for purposes herein, as the ability for the Purchaser, to be fully functional to operate and sell LAL products independently from BYOC resources.  The Seller hereby agrees to train the employees of the Purchaser (or Purchaser's licensee, Zurvita Holdings, Inc.) and provide support services to transition the LAL operations, technology platform and associated LAL representatives to the Purchaser and its licensees.  The Seller will train the employees of the Purchaser and Purchaser’s licensee, Zurvita Holdings, Inc. (“Zurvita”), to manage the Software platform, along with all relevant functions which allow the Purchaser and/or Zurvita to sell ads and manage the entire Software platform and processes independently while working out of the Seller’s main offices.  If the Transition requirements are not satisfied or the Company breaches its obligations under Section 4.6(e) of the Stock Purchase Agreement dated October 9, 2009 between the Company and Zurvita, this Agreement will be deemed null and void.

8.2           Reserved.

8.3           Compliance with Conditions.  The parties hereto shall use their best efforts to cause the Closing to be consummated and to cause the execution and delivery of the documents referred to in Section 4 hereof and to bring about the satisfaction of the conditions to the obligations of the parties hereto set forth herein.

8.4           Update of Exhibits.  From and after the date hereof and up to the Closing Date, the parties hereto shall update the exhibits to this Agreement to the extent necessary to make such exhibits true and accurate as of the Closing Date and shall deliver copies of such updated exhibits to Purchaser or Seller, as the case may be, immediately upon their preparation.

8.5           Consents.  From and after the date hereof, the parties hereto shall use their best efforts to obtain all of the certificates, authorizations, consents or approvals required as set forth herein.  Evidence of such certificates, authorizations, consents or approvals shall be delivered to Purchaser or Seller, as the case may be, on or prior to the Closing.

8.6          Business Practices.  From and after the date hereof, Seller shall continue to run the business of Seller in a manner consistent with past business practices including the satisfaction of all of its then current obligations to ensure a smooth and timely transition as noted in 8.1 above.

9.           Indemnifications by Seller and Purchaser.

9.1          Indemnification by Seller.  Seller shall indemnify and hold harmless Purchaser and shall reimburse Purchaser, for any loss, liability, claim, damage, expense (including, without limitation, costs of investigation and defense and reasonable attorney's fees) or diminution of value (collectively, "Damages") arising from or in connection with:

(a)           any inaccuracy in any of the representations and warranties of Seller in this Agreement or in any certificate delivered by Seller pursuant to this Agreement, or any actions, omissions or state of facts inconsistent with any such representation or warranty (for purposes of this clause (a), each schedule and exhibit to this Agreement shall be deemed a representation and warranty);

(b)           any failure by Seller to perform or comply with any agreement made by it under this Agreement;

(c)           any operations or business conducted, commitment made, service rendered or condition existing or any action taken or omitted by or on behalf of Seller, except for any claims for which Purchaser is required to indemnify Seller pursuant to this Agreement;

(d)           any claim by any person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such person with Seller (or any person acting on its behalf) in connection with any of the transactions contemplated herein; and

(e)           Seller's failure to comply with the "Bulk Sales Laws" under the Uniform Commercial Code;

provided, however, that (i) Seller shall have no obligation to indemnify Purchaser for Damages until the aggregate Damages exceed $20,000 and, in such event, for the full amount of such Damages, (ii) Seller' aggregate liability for Damages shall in no event exceed the Purchase Consideration, and (iii) Seller shall have no obligation to indemnify Purchaser for any claims made by Purchaser after eighteen (24) months after the Closing Date.

9.2          Indemnification by Purchaser.  Purchaser shall indemnify and hold harmless Seller, and shall reimburse Seller, for any Damages arising from or in connection with:

(a)           any inaccuracy in any of the representations and warranties of Purchaser in this Agreement or in any certificate delivered by Purchaser pursuant to this Agreement, or any actions, omissions or state of facts inconsistent with any such representation or warranty (for purposes of this clause (a), each schedule and exhibit to this Agreement shall be deemed a representation and warranty);

(b)           any failure by Purchaser to perform or comply with any agreement made by it under this Agreement;

(c)           any claim by any person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such person with Purchaser (or any person acting on its behalf, regardless of whether such person purported to act on behalf of Seller) in connection with any of the transactions contemplated in this Agreement; and

(d)           obligations with respect to any product liability associated with the Asset for the period after the Closing Date; provided, however, that (i) Purchaser shall have no obligation to indemnify Seller for Damages until the aggregate Damages exceed $20,000, each and, in such event, for the full amount of such Damages, (ii) Purchaser's aggregate liability for Damages shall in no event exceed the Purchase consideration, and (iii) Purchaser shall have no obligation to indemnify Seller for any claims made by the Seller under this Agreement after eighteen (18) months after the Closing Date.

9.3          Reserved.

9.4          Procedure for Indemnification.  Promptly after receipt by an indemnified party under Section 9.1or 9.2 hereof of notice of the commencement of any action or assertion of any claim, such indemnified party shall, if a claim in respect thereof is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement or assertion thereof, but the failure so to notify the indemnifying party shall not relieve it of any liability that it may have to any indemnified party except to the extent the indemnifying party demonstrates that the defense of such action is materially prejudiced thereby.  If any such action shall be brought against an indemnified party and it shall give notice to the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, to assume the defense thereof with counsel satisfactory to such indemnified party and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party under such Section for any fees of other counsel or any other expenses, in each case subsequently incurred by such indemnified party in connection with the defense thereof, other than reasonable costs of investigation.  If an indemnifying party assumes the defense of such an action:

(a)           no compromise or settlement thereof may be effected by the indemnifying party without the indemnified party's consent which shall not be unreasonably withheld unless (i) there is no finding or admission of any violation of law or any violation of the rights of any person and no effect on any other claims that may be made against the indemnified party and (ii) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and

(b)           the indemnifying party shall have no liability with respect to any compromise or settlement thereof effected without its consent.  If notice is given to an indemnifying party of the commencement of any action and it does not, within ten (10) business days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense thereof, the indemnifying party shall be bound by any determination made in such action or any compromise or settlement thereof effected by the indemnified party.  Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that an action may materially and adversely affect it or its affiliates other than as a result of monetary damages, such indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise or settle such action at its cost or expense, but the indemnifying party shall not be bound by any determination of an action so defended or any compromise or settlement thereof effected without its consent (which shall not be unreasonably withheld).

10.         Miscellaneous.

10.1        License.   The Parties hereto hereby agree in good faith to engage in the future negotiations of a license agreement whereby the Licensor may license the Asset to Licensee pursuant to mutually agreed upon terms and conditions.  Notwithstanding the foregoing, the failure of the Parties to enter into such license agreement shall not be considered a breach of either Party’s respective obligations under this Agreement.

10.2        Bulk Sales Laws:  The Parties hereto hereby agree to waive compliance with "Bulk Sales Laws" under the Uniform Commercial Code and the related notice provisions thereof.

10.3        Survival.  All representations, warranties and agreements contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive eighteen (24) months after Closing.

10.4        Waivers and Amendments.

(a)           This Agreement may be amended, modified or supplemented only by a written instrument executed by the parties hereto.  The provisions of this Agreement may be waived only by an instrument in writing executed by the party granting the waiver.  No action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein.  The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.

(b)           No failure on the part of any party to exercise, and no delay in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

10.5        Fees and Expenses.  The Seller shall be responsible for all fees and expenses incurred in connection with this transaction.

10.6        Notices.  All notices, requests, demands and other communications that are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given or made:  if by hand, immediately upon delivery; if by telex, telecopier, telegram or similar electronic device, immediately upon sending, provided it is sent on a business day, but if not, then immediately upon the beginning of the first business day after being sent; if by Federal Express, Express Mail or any other overnight delivery service, on the first business day after dispatch; if by registered or certified mail, return receipt requested, upon receipt by the addressee.  All notices, requests and demands are to be given or made to the parties at the following addresses (or to such other address as either party may designate by notice in accordance with the provisions of this paragraph):

If to Company:	Beyond Commerce, Inc.
9029 South Pecos, Suite 2800
Henderson, NV 89074
Telephone:702.463.7000
Facsimile:702.463.7007

If to Sub:	LocalAdLink, Inc.
9029 South Pecos, Suite 2800
Henderson, NV 89074
Telephone:702.463.7000
Facsimile:702.463.7007

If to Purchaser:	OmniReliant Holdings, Inc.
14375 Myerlake Circle
Clearwater, FL 33760
Telephone: 727.230.1031
Facsimile: 727.230.1032

10.7        Entire Agreement.  This Agreement and the schedules and exhibits hereto set forth the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede any prior negotiations, agreements, letters of intent, understandings or arrangements between the parties hereto with respect to the subject matter hereof.

10.8        Binding Effect, Benefits, Construction.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors.  Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto, or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

10.9        Non-Assignability.  This Agreement and any rights pursuant hereto shall not be assignable by any party hereto without the prior written consent of the other party.

10.10      Counsel.  Each Party acknowledges that it has been advised by competent and independent legal counsel of their own choosing in connection with the execution of this Agreement, that it understands their rights and obligations hereunder, and that it is entering into this Agreement of its own free will.  Each Party agrees to bear its own costs and attorneys’ fees which have been or may be incurred in connection with the negotiation and consummation of this Agreement or any action to enforce the provisions of this Agreement

10.11      Applicable Law, Venue, Jurisdiction.  This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to the choice of law principles thereof.  Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the State of New York, County of New York for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby.  Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement.  Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court.  Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

.           10.11      Section and Other Headings.  The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

10.12      Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, Purchaser and Seller have caused this Agreement to be signed by their duly authorized respective officers all as of the date first written above.

COMPANY:	BEYOND COMMERCE, INC.
A Nevada Corporation

By:
Name: Mark Noffke
Title: Chief Financial Officer

SUB:	LOCALADLINK, INC.
A Nevada Corporation

By:
Name: Mark Noffke
Title: Chief Financial Officer

PURCHASER:	OMNIRELIANT HOLDINGS, INC.
A Nevada Corporation

By:
Name: Paul Morrison
Title: Chief Executive Officer

Schedule 2.1 The Purchase Consideration

SURRENDERED DEBENTURES
1.	Debenture dated June 29, 2009- Face value of $583,330
2.	Debenture dated July 2, 2009- Face value of $583,330
3.	Debenture dated July 10, 2009- Face value of $583,330
4.	Debenture dated July 21, 2009- Face value of $1,750,010
5.	Debenture dated July 30, 2009- Face value $641,663- reduce to Face Value of $141,663
SURRENDERED WARRANTS
1.	Warrant issued June 29, 2009 to purchase 2,499,986 shares of common stock
2.	Warrant issued July 2, 2009 to purchase 2,499,986 shares of common stock
3.	Warrant issued July 10, 2009 to purchase 2,499,986 shares of common stock
4.	Warrant issued July 21, 2009 to purchase 7,500,042 shares of common stock
5.	Warrant issued July 30, 2009 to purchase 2,750,000 shares of common stock
6.	Warrant issued August 11, 2009 to purchase 1,250,000 shares of common stock reduced to right to purchase 678,963 shares of common stock

Schedule 5.8 Intellectual Property
ByDesign
iCentris
CRM
RackSpace
Search Boost
RightNow Technologies
LasVegas.net
LocalAdLink

Schedule 5.12 Material Adverse Changes
Seller has not been able to pay commissions to its reps, but the Asset still is functional in its entirety.